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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
USANA Health Sciences, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-96645, 333-128103, 333-133385, 333-174695, and 333-206070) and Form S-3 (No. 333-169946) of USANA Health Sciences, Inc. of our reports dated March 1, 2017, with respect to the consolidated balance sheets of USANA Health Sciences, Inc. as of December 31, 2016 and January 2, 2016, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of USANA Health Sciences, Inc.

        Our report dated March 1, 2017, on the consolidated balance sheets of USANA Health Sciences, Inc. as of December 31, 2016 and January 2, 2016, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016 refers to a change in the method of accounting for equity-based compensation due to the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, effective January 3, 2016.

        Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that USANA Health Sciences, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to failure to demonstrate integrity and ethical values in the actions and behavior of a member of senior management in China, ineffective training of China personnel regarding compliance with relevant laws and regulations impacting financial reporting and their responsibilities, and ineffective controls over the review and approval of cash disbursements and supporting documentation in China has been identified and included in management's assessment.

/s/ KPMG LLP

Salt Lake City, Utah
March 1, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm